Louis J. “Lou” Lavigne Jr. Rejoins BMC Software Board of Directors

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Mark Stouse
BMC Software
mark_stouse@bmc.com
713-918-2714

BMC Software
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Houston, TX 77042
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HOUSTON, December 20, 2007 — BMC Software (NYSE: BMC) announced today that Louis J. “Lou” Lavigne Jr. has rejoined its board of directors, effective
January 1, 2008. Mr. Lavigne will also serve as a member of the audit committee.
“I am very pleased to rejoin the board of BMC Software,” said Mr. Lavigne, who left the board in early 2007 for personal reasons resulting from a medical complication. “It’s wonderful to be fully recovered and to be able to return to an active role at BMC.”
Bob Beauchamp, BMC’s president and chief executive officer, said, “Lou has made very valuable contributions to BMC in the past. We are very pleased to have him back.”
After more than two decades as a top financial executive with Genentech, Mr.
Lavigne currently is a management consultant in the areas of corporate finance, accounting and strategy. Earlier in his career, he held various senior management positions with Pennwalt Corporation.
Mr. Lavigne presently is a member of Allergan’s board of directors, where he sits on the audit and finance as well as the science and technology committees.
In the past he has served on the boards of several other public companies such as Arena Pharmaceuticals, Equinix, and Xenova PLC.
About BMC Software
BMC Software is a leading global provider of enterprise management solutions that empower companies to automate their IT and prove its business value.
Delivering Business Service Management and Service Automation, BMC solutions span enterprise systems, applications, databases and service management. For the four fiscal quarters ended September 30, 2007, BMC revenue was approximately $1.64 billion. For more information, visit www.bmc.com.

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